EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1990 Employee Qualified Stock Purchase Plan, and the 2007 Equity Incentive Plan of our reports dated May 24, 2006, with respect to the consolidated financial statements and schedule of Xilinx Inc. included in its Annual Report (Form 10-K) for the year ended April 1, 2006, Xilinx Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Xilinx Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 7, 2007